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                                                                     Exhibit 3.1

                            [State of Florida Logo]

I certify the attached is a true and correct copy of the Articles of Amendment, filed on June 30, 1996, to Articles of Incorporation for IMC MORTGAGE COMPANY, a Florida corporation, as shown by the records of this office.

The document number of this corporation is P95000097415.

                                              Given under my hand and the
                                           Great Seal of the State of Florida,
                                          at Tallahassee, the Capital, this the
                                                  Tenth day of June, 1996

[SEAL]                                               SANDRA B. MORTHAM
                                                     Sandra B. Mortham
                                                     Secretary of State


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                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                              IMC MORTGAGE COMPANY

           (changing the par value of the corporation's common stock)

     This corporation was incorporated on December 26, 1995 under the name IMC Acquisition, inc. Pursuant to Sections 607.1002 and 607.1006, Florida Business Corporation Act (the 'Act'), an amendment to the Articles of Incorporation was approved by the board of directors of this corporation on June 8, 1996. Pursuant to Section 607.1002(7) of the Act, shareholder approval was not required.

     Article IV, Section A of the Articles of Incorporation be and it hereby is amended in the following particulars:

                                  'ARTICLE IV
                                    CAPITAL

     Section A. Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is sixty million (60,000,000) shares (the 'Capital Stock') divided into classes as follows:

          1. Ten million (10,000,000) shares of preferred stock having a par value of $0.01 per share (the 'Preferred Stock'), and which may be issued in one or more classes or series as further described in Section B; and

          2. Fifty million (50,000,000) shares of common stock having a par value of $0.01 per share (the 'Common Stock').

All such shares shall be issued fully paid and nonassessable.'

     IN WITNESS WHEREOF, these Articles of Amendment have been executed by a director of the corporation the 8 day of June, 1996.


                                          MITCHELL W. LEGLER
                                          Mitchell W. Legler, Director


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